Exhibit 99.1

        Gulf Island Fabrication, Inc. Announces Agreement to Acquire Gulf
      Marine Fabricators' Assets and to Enter into a Cooperation Agreement for Certain Future EPC Projects


     HOUMA, La.--(BUSINESS WIRE)--Dec. 20, 2005--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) ("Gulf Island") today announced that Gulf Island has executed an asset purchase agreement with Technip-Coflexip USA Holdings, Inc., a subsidiary of Technip SA (NYSE: TKP) ("Technip") under which Technip will sell to a Gulf Island subsidiary the facilities, machinery and equipment of Gulf Marine Fabricators ("Gulf Marine"), a Technip subsidiary, located near Corpus Christi, Texas. In return, Technip will receive approximately $40.0 million in cash and a minority ownership stake in Gulf Island through the issuance of a fixed number of Gulf Island common shares currently valued at $40.0 million (based upon the price of $25.17 per common share calculated as the weighted average closing price of Gulf Island's common stock over the twenty trading days ending on December 19, 2005). The parties have also entered into a cooperation agreement to work together on mutually agreed EPC (engineer, procure, and construct) projects, which will become effective upon the closing of the asset transfer. The potential transaction is subject to the satisfaction of customary closing conditions, including a successful Hart-Scott-Rodino review.
     Gulf Marine Fabricators is strategically located on the Gulf Intercoastal Waterway near Corpus Christi, Texas. The facility is situated on over 400 total acres and has unobstructed access to the Gulf of Mexico. With a deep hole in excess of 75 feet adjacent to its yard, the facility is capable of providing offloading for submersible heavy lift ships and dockside integration capabilities required for many deepwater projects. The facility maintains a shear leg crane providing over 4,000 short tons of lifting capacity.
     Kerry J. Chauvin, Chairman and CEO of Gulf Island, stated that "this important acquisition enhances Gulf Island's ability to secure more fabrication work and to perform dockside integration work for the anticipated increased activity for deepwater projects."
     The management of Gulf Island Fabrication, Inc. will hold a conference call tomorrow, December 21, 2005; at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the above mentioned agreements between Gulf Island and Technip-Coflexip USA Holdings, Inc. The call is accessible by web cast (www.gulfisland.com) through CCBN and by dialing 1.800.967.7184. A digital rebroadcast of the call is available two hours after the call and ending January 21, 2006 by dialing 1.888.203.1112, replay pass code: 3240386.

     Gulf Island, based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


    CONTACT: Gulf Island Fabrication, Inc.
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100